UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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ChoiceOne Financial Services, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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109 East Division
Sparta, Michigan 49345

April 11, 2024
To our Shareholders:
We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2024. The meeting will be held on May 29, 2024 and will begin at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan).
The purpose of the meeting is to elect directors and to consider the other matters described in this proxy statement.
Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present online at the virtual Annual Meeting may revoke their proxy and vote online at the Annual Meeting if they wish to do so. All shareholders should sign proxies as their names appear on the proxy.
Shareholders of record at the close of business on April 1, 2024 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 11, 2024.
We hope you will join us at the 2024 Annual Meeting.
Sincerely,

Kelly J. Potes Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2024. The meeting will be held on May 29, 2024, at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan). The purposes of the meeting are as follows:
1.	Election of directors.
2.	Advisory approval of the Company's executive compensation.
3.	Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2024.
We will also transact any other business that may properly come before the meeting.
Shareholders of record at the close of business on April 1, 2024 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 11, 2024.
We have determined that the Annual Meeting will be held in a virtual meeting format only, via live webcast, with no physical in-person meeting. Shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COFS2024. You will use the 16-digit control number shown on your proxy to access the virtual meeting. Additional information regarding attending the virtual meeting is included in the proxy statement. We encourage you to vote your shares prior to the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2024: A complete set of proxy materials relating to our Annual Meeting and our Annual Report for the year ended December 31, 2023 are available on the Internet at: www.choiceone.bank/About/Investor-Relations/Proxy-Materials.
By Order of the Board of Directors,

Adom J. Greenland Chief Financial Officer and Secretary
April 11, 2024
It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345

ANNUAL MEETING OF SHAREHOLDERS
May 29, 2024

PROXY STATEMENT

Meeting Information
Time and Place of Meeting
You are invited to attend the Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on May 29, 2024, at 9:00 a.m. (Eastern Time, local time in Sparta, Michigan). The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2024.
This proxy statement and the enclosed proxy are first being mailed to ChoiceOne shareholders on approximately April 11, 2024, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our,” “ChoiceOne” and the “Company” refer to ChoiceOne Financial Services, Inc. and “you” and “your” refer to ChoiceOne shareholders.
Attending the Virtual Meeting
Shareholders may listen to and participate in the Annual Meeting at www.virtualshareholdermeeting.com/COFS2024. You may log in to this website up to 30 minutes before the start of the annual meeting, and are encouraged to log in at least 15 minutes prior to the start of the Annual Meeting to ensure sufficient time to register and download the required software, if needed.
To access the Annual Meeting, you will use the 16-digit control number shown on your proxy. Shareholders who access the Annual Meeting using this control number will have the same rights and opportunities to participate as they would in an in-person meeting, including the ability to vote. If you do not have your 16-digit control number, you will still be able to listen to the Annual Meeting, but you will not be able to vote or otherwise participate. We encourage you to vote your shares prior to the Annual Meeting.
Purpose of Meeting
The purpose of the annual meeting is to consider and vote upon the election of directors, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement, and the ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2024. Your Board of Directors recommends that you vote FOR each of the director nominees discussed in this proxy statement, FOR approval of the compensation of the Company's named executive officers, and FOR ratification of the selection of auditors.
How to Vote Your Shares
You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock at the close of business on April 1, 2024. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the Annual Meeting.
As of April 1, 2024, there were 7,560,020 shares of ChoiceOne common stock issued and outstanding.
Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted FOR each director nominee named in this proxy statement, FOR approval of the compensation of the Company's named executive officers, and FOR ratification of the selection of auditors. If other matters are presented at the Annual Meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice of revocation to the Secretary of ChoiceOne prior to the meeting;
•	by delivering a proxy bearing a later date than the proxy you wish to revoke prior to the meeting; or
•	attending and voting online at the Annual Meeting.
Who Will Solicit Proxies
Directors, officers and employees of ChoiceOne and of ChoiceOne Bank, will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to its efforts to solicit proxies.
Required Vote and Quorum
Election of Directors. A plurality of the shares voting at the Annual Meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.
Advisory Approval of Executive Compensation. The advisory vote on executive compensation will be approved on an advisory basis if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted. The vote is advisory and will not be binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and the Personnel and Benefits Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Ratification of Independent Auditors. The ratification of the selection of Plante & Moran, PLLC as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions and other shares that are not voted will not be counted as voted.
Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.
Quorum. A majority of the shares entitled to vote at the Annual Meeting must be present online or represented at the meeting by proxy to constitute a quorum. To determine whether a quorum is present, we will include shares that are present online or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Election of Directors
The Board of Directors presently consists of 13 individuals divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the Annual Meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.
Following recommendation by the Governance and Nominating Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the Annual Meeting of shareholders to be held in 2027:
Harold J. Burns
Curt E. Coulter, D.O.
Gregory A. McConnell
Bradley F. McGinnis
Roxanne M. Page
As of the date of this proxy statement, each proposed nominee currently serves as a director of ChoiceOne. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election – which we do not anticipate – the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.
ChoiceOne's Board of Directors and Executive Officers
Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the Annual Meeting and ChoiceOne's executive officers. The biographical information for each nominee and director includes the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should continue to serve as a director for the Company. All of the directors of ChoiceOne also serve as directors of ChoiceOne Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.
Nominees for Election as Directors with Terms Expiring in 2027
Harold J. Burns (age 57) was appointed as a director of ChoiceOne and ChoiceOne Bank as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Mr. Burns is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant. Mr. Burns has been a Partner with UHY LLP and Managing Director with UHY Advisors MI, Inc. for over 20 years. He is a leader of the Audit and Assurance Practice. He is also the Chairperson for the firm’s National Health Care Practice and Executive committee member for the Great Lakes region. He received his Bachelor of Business Administration in Accounting from Walsh College. Mr. Burns previously served as a director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2016. Prior to that, he served as director of Capac Bancorp Inc., parent company of CSB Bank, since 2011. Mr. Burns currently serves as treasurer for Serving Macomb, as a Committee Chairperson for the St. Clair Community Foundation, and on the board of Forgotten Harvest and the McLaren Macomb Healthcare Foundation. He is also an audit committee, and finance council member for the Archdiocese of Detroit. Mr. Burns previously served as President and board member of the SC4 Foundation and has served on numerous other for-profit and non-profit boards in the community, including the Community Foundation of St. Clair County, St. Clair County RESA, and Memphis Community Schools. Mr. Burns is qualified for service as a continuing director by virtue of his substantial public company auditing, accounting, finance and business consulting expertise and experience in a wide variety of industries, in addition to his many years of experience as an outside bank director.
Curt E. Coulter, D.O. (age 62) was appointed as a director of ChoiceOne on September 21, 2022. Dr. Coulter was previously appointed as a director of ChoiceOne Bank on October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Prior to the merger, Dr. Coulter served as director of Lakestone Bank & Trust and its holding company, County Bank Corp. since November 2016. Dr. Coulter is a Physician and partner of Lapeer Medical Associates and is Board Certified in Family Medicine. He received his Bachelor of Science from the University of Michigan and Medical Degree from Michigan State University. He completed his internship at Flint

Osteopathic Hospital and residency at Genesys Regional Medical Center. Dr. Coulter is an Associate Professor of Clinical Medicine at Michigan State University-COM and an Associate Professor of Clinical Medicine at Michigan State University-CHM. Dr. Coulter is also a member of the American Osteopathic Association, Michigan Osteopathic Association, and the American Association of Family Practitioners. He is partner in PBSC Properties. He has served on the North Branch Township Planning Commission and has a 300-acre farm where he raises cattle, and produces corn, soybeans, wheat, and maple syrup. Dr. Coulter is qualified for service as a continuing director by virtue of his years of experience serving as an outside bank director and his extensive knowledge leading and managing his medical practice for over 25 years.
Gregory A. McConnell (age 62) was appointed as a director of ChoiceOne and ChoiceOne Bank as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. He was previously a State Farm Insurance Agent and retired from that position in 2017. He received his bachelor's degree from Ferris State University. Mr. McConnell previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2016. Prior to that, he served as Chairman of Capac Bancorp Inc., parent company of CSB Bank, since 1992. He is past Chairman of the Capac Downtown Development Authority and previously served as a St. Clair County Commissioner, on the St. Clair County RESA School Board, the St. Clair County Central Dispatch Board, and the St. Clair County Emergency Management Board. Mr. McConnell is also a partner in Capac Auto Sales, Inc., Huron Shores Operating Co, Inc., Home Room LLC, and GNK2 LLC. Mr. McConnell is qualified for service as a continuing director by virtue of his substantial business and insurance experience and his involvement and 29 years of experience as an outside bank director and past community bank chairman.
Bradley F. McGinnis (age 52) was appointed as a director of ChoiceOne as of December 25, 2021. Mr. McGinnis previously served as a director of ChoiceOne from October 2018 until ChoiceOne's merger with County Bank Corp. in October 2019. Mr. McGinnis has served as a director of ChoiceOne Bank since October 2018. Mr. McGinnis is the Owner and President of Megawall, Inc. a company that specializes in manufacturing and distribution of patented display fixtures and also manufactures components for the material handling industry. He is also an Owner of KMJ Ventures, LLC, a real estate holding company, Rowster Coffee, and of McGinnis & Associates, Inc., a company that brokers wood veneer products. Mr. McGinnis is qualified for service as a continuing director by virtue of his entrepreneurial, technology, and executive experience.
Roxanne M. Page (age 54) is a Certified Public Accountant with Doeren Mayhew, a certified public accounting, audit, tax and business advisory firm. Ms. Page has been a director of ChoiceOne and ChoiceOne Bank since August 2010 and previously served as Vice Chairwoman of the Board of Directors of ChoiceOne Bank from December 2013 until October 1, 2019. Ms. Page also served as a director for the Wolverine Worldwide YMCA Advisory Board until 2013. Ms. Page is qualified for service as a continuing director by virtue of her substantial accounting and finance expertise and experience.
Your Board of Directors and Governance and Nominating Committee, which consists entirely of independent directors,recommend that you vote FOR the election of all nominees as directors.
Continuing Directors with Terms Expiring in 2026
Keith D. Brophy (age 61) was appointed a director of ChoiceOne and ChoiceOne Bank in October 2014. Mr. Brophy is currently the Chief Executive Officer of Mentavi Health, a national mental health telehealth company. He joined the company, holder of brands such as ADHD Online, in August 2021 as Chief Operating Officer. Prior to that, he served as Director of the Emergent Holdings Inc. Business Lab Product Group from February 2018 through August 2021. He was the State Director and Chief Executive Officer of the Michigan Small Business Development Center from March 2015 until February 2018, was previously the Chief Executive Officer of Ideomed, Inc., a health care technology firm, until February 2015, held executive positions with national technology firms RCM Technologies and Nusoft Solutions, and was co-founder and Chief Executive Officer of technology firm Sagestone Consulting prior to that. Mr. Brophy, a former West Michigan E&Y Entrepreneur of the Year, holds a Bachelor of Computer Science degree from the University of Michigan, and a Masters in Information Science from Strayer University. Mr. Brophy has served as an Adjunct Professor at the GVSU Seidman School of Business at various periods. Mr. Brophy serves as an appointee to the advisory board for the City of Grand Rapids SmartZone Local Development Finance Authority, as a member of the non-profit Meghan’s Army advisory board, and as a director of Greatland Corporation. He has previously served on other boards in the community including the

University of Michigan MTRAC Life Sciences Fund, the Frederick Meijer Gardens and Sculpture Park, and the West Michigan Center for Arts and Technology. Mr. Brophy is qualified for service as a continuing director by virtue of his entrepreneurial, technology, and executive experience.
Michael (Mike) J. Burke, Jr. (age 54) is the President of ChoiceOne and ChoiceOne Bank. He is a lifelong banker, starting out as a part time teller and working his way up to his current position. Mr. Burke became President of ChoiceOne in October of 2019 following its merger with County Bank Corp., parent company of Lakestone Bank & Trust, and became President of ChoiceOne Bank in May of 2020 following the consolidation of Lakestone Bank & Trust and ChoiceOne Bank. In 2016, Mr. Burke became the President of Lakestone Bank & Trust following the merger of Lapeer County Bank & Trust and CSB Bank. Prior to that, he was President and CEO of CSB Bank starting in 2012. He received his BA in Finance from the University of Michigan-Flint. Mr. Burke is active in serving the needs of community banking as a member of the Community Bankers of Michigan Board. Nationally, he serves on the board of directors of the Independent Community Bankers of America. Mr. Burke supports the communities where he lives and works by serving on several public boards, including the Lapeer Development Corporation, McLaren Lapeer Region Board of Trustees, Capac Downtown Development Authority, and the Lapeer County Community Foundation. Mr. Burke is qualified for service as a continuing director by virtue of his extensive institutional and banking background and his knowledge and expertise regarding area markets, competitors, customers, employees, business operations, and strategies.
Bruce John Essex, Jr. (age 56) was appointed as a director of ChoiceOne on June 29, 2022, effective July 25, 2022. Mr. Essex was previously appointed as a director of ChoiceOne Bank on July 1, 2020 as a result of the merger of Community Shores Bank with and into ChoiceOne. Mr. Essex had been involved with Community Shores Bank since its inception in 1998. Mr. Essex is currently the managing director of Port City Ventures, LLC, a private equity/holding company that specializes in investing in small to medium sized manufacturing companies, real estate development, and financial services investments, partner in Rolar Products, owner of Corepark Investments LLC, and managing partner of the Core Real Estate Group, comprised of Core Commercial, Core Realty Partners, and Core Property Management. From 1998 until 2015, Mr. Essex was the CEO and majority owner of the Port City Group, an integrated manufacturer of aluminum castings, machining, engineered assemblies, plastic products, and aluminum alloys, with six locations in Michigan. Mr. Essex currently serves as a director of Eagle Alloy Corporation, Beacon Recycling Inc. (co-founder), Eagle Aluminum Products, and Cascade Die Casting Group. Mr. Essex volunteers with Community Foundation for Muskegon, Kid’s Food Basket, and is the past Chairperson for the Employer’s Association of West Michigan. Mr. Essex is a graduate of Michigan State University with a B.S. degree in Building Construction Management. Mr. Essex was the 2018 Business Person of the Year Award recipient from the West Michigan Spartans Alumni Association and a 2017 Nominee for the Muskegon Area Chamber of Commerce Entrepreneur of Excellence Award. Mr. Essex is qualified for service as a continuing director by virtue of his years of experience as an outside bank director and his extensive entrepreneurial experience running several successful businesses across multiple industries.
Jack G. Hendon (age 68) is a Certified Public Accountant, Co-Founder, and Partner with H&S Companies, PC, an independently owned accounting and consulting firm. Mr. Hendon is also a partner in MH and Company, LLC, HS&C Group, LLC, Spartan Dawg Investments, LLC, Dutch Dawg, LLC, and Brite Eyes Brewing, LLC. Mr. Hendon has been a director of ChoiceOne and ChoiceOne Bank since August 2013. In December 2021, Mr. Hendon was appointed as Chairman of the Boards of Directors of ChoiceOne and ChoiceOne Bank. Mr. Hendon serves as a director on the boards of the Spectrum Gerber Hospital Foundation and the Newaygo County Area Promise Zone. He is a former director and audit committee chair of Fremont Michigan InsuraCorp, which was a Securities and Exchange Commission (“SEC”) reporting company. Mr. Hendon is qualified for service as a continuing director by virtue of his substantial accounting and finance expertise and experience and his experience as a director of an SEC reporting company.
Michelle M. Wendling (age 50) was appointed as a director of ChoiceOne on September 21, 2022. Ms. Wendling was previously appointed as a director of ChoiceOne Bank on October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Prior to the merger, Ms. Wendling served as director of Lakestone Bank & Trust and its holding company, County Bank Corp. since November 2016. Prior to that, she served as Director of Capac Bancorp Inc. Ms. Wendling is a Senior Director of Sales of PepsiCo, leading the Costco Team for the Total US. She is an Executive Sponsor for PepsiCo’s Women’s Inclusion Network and a Network of Executive Women member. Ms. Wendling previously served on the Memphis Community School Board from 2006-2019, serving as Vice President and President. She also previously served as Treasurer for the Emmett Little League. Ms. Wendling

was a Top Women in Grocery winner in 2020, and has received numerous performance and leadership awards from PepsiCo. Ms. Wendling is a graduate of Oakland University with an M.B.A. in Business Administration and a graduate of Western Michigan University with a B.B.A. in Food Marketing. Ms. Wendling is qualified for service as a continuing director by virtue of her years of experience serving as an outside bank director and as well as her extensive management experience leading successful multi-state teams at PepsiCo.
Continuing Directors with Terms Expiring in 2025
Greg L. Armock (age 54) was appointed as a director of ChoiceOne on September 8, 2021. Mr. Armock is the Owner and President of Armock Mechanical Contractors, Inc., located in Sparta, Michigan, and has served as a member of the ChoiceOne Bank Board of Directors since January 2018. Mr. Armock previously served as a member of ChoiceOne's Board of Directors from January 2018 until ChoiceOne's merger with County Bank Corp. in October 2019. Mr. Armock is qualified for service as a continuing director by virtue of his substantial business and entrepreneurial experience and skills.
Eric (Rick) E. Burrough (age 59) was appointed as a director of ChoiceOne and ChoiceOne Bank on October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Mr. Burrough previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2009. Since 1990, Mr. Burrough has been Owner and President of Web Press of Michigan, Inc., a commercial printing company with operations in Davisburg, Michigan and Greenville, Michigan. Since its founding in 2003, he has been Owner and President of JAMS Media, LLC, publishers of 19 community papers in Michigan. Mr. Burrough is also the sole owner of INV Limited, Huron Holdings of Lapeer, Inc., and Moosejaw Enterprises, LLC. He is also a partner in Polar Palace Arena Complex of Lapeer, LLC, AB Lapeer Properties, LLC, DRD Wildcherry, LLC, R&R Bedding, LLC, Metamora 8, LLC, Metamora 8 Properties, LLC, Sun Devil Property Management, LLC, and Blue Horseshoe Properties, LLC. Both individually and through his businesses, Mr. Burrough has been an ardent supporter of the Lapeer community and is a member of the Lapeer Optimist Club. He currently serves as a director on the board of the Lapeer Development Corporation and is a director emeritus for the Lapeer County Community Foundation. He also served on the boards of McLaren Lapeer Region and the McLaren Lapeer Region Foundation. He is a 2016 inductee of the Lapeer High School Alumni Association Distinguished Alumni Hall of Honor. Mr. Burrough is qualified for service as a continuing director by virtue of his extensive experience as an outside bank director, his vast experience in business and his community leadership.
Kelly J. Potes (age 62) has been the Chief Executive Officer of ChoiceOne since June 1, 2016, and the Chief Executive Officer of ChoiceOne Bank since October 1, 2019, as well as a director of ChoiceOne and ChoiceOne Bank since June 2015. Mr. Potes served as the President and Chief Executive Officer of ChoiceOne from June 2015 until October 1, 2019. Mr. Potes has served as President of ChoiceOne Insurance Agencies, Inc. since June 2016, and formerly served as Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. from January 2001 until June 2016 and Senior Vice President of ChoiceOne Bank from January 2011 until June 2015. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of ChoiceOne Bank from 1984 to 1998. Mr. Potes is active in serving the needs of community banking as Vice Chairman of the Community Bankers of Michigan Board. Mr. Potes serves as a director of ChoiceOne Insurance Agencies, Inc., Sparta Downtown Development Authority, Urban Transformation Ministries, and the Bankers Retirement Services board. He also serves on the Deacon Board for the Kent City Baptist Church. Mr. Potes is qualified for service as a continuing director by virtue of his extensive knowledge and expertise regarding ChoiceOne's markets, competitors, customers, employees, business operations and strategies.
Executive Officers who are not Directors
Adom J. Greenland (age 43), a Certified Public Accountant, has been an Executive Vice President of ChoiceOne Bank since January 1, 2023, a Senior Vice President of ChoiceOne Bank since November 2015, and a Vice President of ChoiceOne Bank since 2013. He currently serves as Chief Financial Officer and Secretary, and previously served as Chief Operating Officer. Prior to his employment with ChoiceOne, Mr. Greenland was a Senior Manager with PricewaterhouseCoopers, a global accounting and consulting firm.

Bradley A. Henion (age 54) has been an Executive Vice President and Chief Lending Officer of ChoiceOne Bank since January 1, 2023 and a Senior Vice President and Chief Lending Officer of ChoiceOne Bank since November 2015. Prior to his employment with ChoiceOne, Mr. Henion was Market President of First Community Bank, formerly Select Bank, in Grand Rapids, Michigan. Prior to that, he worked with Greenstone Farm Credit Services and Bank of America, formerly LaSalle Bank.
Advisory Approval of Executive Compensation
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Act”), shareholders may cast an advisory vote on the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules. The Company has designed its executive compensation programs to attract, motivate, reward, and retain senior management talent, and to encourage senior management to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Personnel and Benefits Committee, which consists entirely of independent directors, oversees the compensation of the Company's named executive officers. The Personnel and Benefits Committee believes that the Company's compensation programs are appropriate for the Company taking into account such factors as the size of the Company and ChoiceOne Bank, the market for executive talent in which we compete, and the Company's short-term and long-term strategic objectives. The Personnel and Benefits Committee believes that the Company's compensation programs strike an appropriate balance between incentivizing growth while not encouraging excessive risk-taking. For these reasons, we are recommending that our shareholders vote “FOR” the adoption of the following resolution:
RESOLVED, that the shareholders of ChoiceOne Financial Services, Inc. (the “Company”) approve the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2024 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.
The vote is not binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and Personnel and Benefits Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.
The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. The next such vote will occur at the 2025 annual meeting of shareholders.
Your Board of Directors and Personnel and Benefits Committee, which consists entirely of independent directors, recommend that you vote FOR the approval of the compensation of the Company's named executive officers.
Ratification of the Selection of Independent Registered Public Accounting Firm
ChoiceOne's Audit and Compliance/CRA Committee (“Audit Committee”) has approved the selection of Plante & Moran, PLLC as the Company's independent registered public accounting firm to audit the financial statements of ChoiceOne and its subsidiaries for the year ending December 31, 2024, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Plante & Moran, PLLC to serve as the Company's independent auditors for the year ending December 31, 2024. More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Registered Public Accounting Firm,” and “Audit Committee Report.”
If the shareholders do not ratify the selection of Plante & Moran, PLLC, the Audit Committee will consider a change in auditors for the next year.
Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Plante & Moran, PLLC as our independent auditors for 2024.

Corporate Governance
Independence
The Board of Directors has determined that the following 11 of its 13 directors are “independent” directors as of December 31, 2023 as defined by the rules of the SEC and the Nasdaq Listing Rules:
Greg L. Armock
Keith D. Brophy
Harold J. Burns
Eric (Rick) E. Burrough
Curt E. Coulter
Bruce John Essex, Jr.
Jack G. Hendon
Gregory A. McConnell
Bradley F. McGinnis
Roxanne M. Page
Michelle M. Wendling
In making this determination, the Board of Directors considered all relevant information, including ordinary course loans and other business transactions between the directors and ChoiceOne.
Board Diversity
Board Diversity Matrix (As of April 11, 2024)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	11	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	1	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	11	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
The Company recognizes the importance of board diversity and believes its current directors bring an array of diverse perspectives, both professionally and personally, to board decision making and governance of the Company. The Company currently has at least two diverse directors (within the meaning of Nasdaq’s board diversity rule – Rule 5605(f)) serving on its board of directors. The Company is committed to achieving greater board diversity in terms of gender identity or demographic background.
Committees of the Board of Directors
The Board of Directors has established the following standing committees:
•	Audit and Compliance/CRA Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit and Compliance/CRA Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accounting firm and reviews its fees for audit and non-audit services and the scope and results of audits performed by it. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.bank. As of the date of this proxy statement, Roxanne M. Page (Chairperson), Keith D. Brophy, Jack G. Hendon, Gregory A. McConnell, and Bradley F. McGinnis serve on the Audit Committee. ChoiceOne has designated Ms. Page as an audit committee financial expert as defined by rules of the SEC. All of the members of the Audit Committee are “independent” directors as defined by the rules of the SEC and Nasdaq Listing Rules. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company, and may retain outside counsel or other experts for this purpose at the expense of the Company. The Audit Committee met five times during 2023.
Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.bank. As of the date of this proxy statement, Jack G. Hendon (Chairperson), Greg L. Armock, Harold J. Burns, Eric (Rick) E. Burrough, and Roxanne Page serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are “independent” directors as defined by Nasdaq Listing Rules. The Governance and Nominating Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Governance and Nominating Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Governance and Nominating Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Governance and Nominating Committee met four times during 2023.
Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;
•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•
While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation for recommendation to the Board of Directors; and

•
While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.bank. All of the members of the Personnel and Benefits Committee are “independent” directors as defined by the rules of the SEC and Nasdaq Listing Rules. As of the date of this proxy statement, Harold J. Burns (Chairperson), Eric (Rick) E. Burrough, Jack G. Hendon, Bradley F. McGinnis, Roxanne M. Page, and Michelle M. Wendling serve on the Personnel and Benefits Committee. The Personnel and Benefits Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Personnel and Benefits Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Personnel and Benefits Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to approval by the committee and such limitations and reporting responsibilities as the committee in its discretion shall require. The Personnel and Benefits Committee will not delegate to executive officers its authority to approve awards of stock options or other stock-based compensation. The Personnel and Benefits Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Personnel and Benefits Committee met three times during 2023.
Mandatory Retirement Policy
Under ChoiceOne's mandatory retirement policy for its Board of Directors, no director may continue to serve on the Board of Directors after reaching 70 years of age.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.
The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee and through ChoiceOne Bank's Asset/Liability and Risk Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.
Nominations of Directors
The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers and other sources. The Governance and Nominating Committee will ultimately determine whether a recommendation will result in a nomination. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be considered based on a variety of personal attributes, including gender, race, religion and national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

A shareholder may nominate a candidate for director in accordance with ChoiceOne's Restated Articles of Incorporation. A shareholder nominating a director must send a written notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:
•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and
•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.
You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.
Anti-Hedging and Pledging Policy
ChoiceOne's anti-hedging and pledging policy aligns the interests of its directors and executive officers with its shareholders. The policy prohibits ChoiceOne's directors and executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of ChoiceOne's common stock, including short-selling, equity swaps, collars, exchange funds, put or call options, or prepaid variable forward contracts. Further, the policy prohibits directors and executive officers from pledging, hypothecating or otherwise encumbering shares of ChoiceOne's stock as collateral for indebtedness (including, but not limited to, holding such shares in a margin account), except that they may pledge, hypothecate or otherwise encumber shares of ChoiceOne common stock as collateral securing loans made by FDIC-insured depository institutions if such loans (a) are made in the ordinary course of business, (b) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unaffiliated with the director, and (c) do not involve more than a normal risk of collectability or present other unfavorable features.
Incentive-Based Compensation Recoupment Policy
On September 27, 2023, ChoiceOne adopted an incentive-based compensation recoupment policy as required by Rule 10D-1 under the Act and the corresponding NASDAQ listing rules. This policy replaces ChoiceOne’s Clawback Policy. Under the new policy, in the event that ChoiceOne is required to prepare an accounting restatement to its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the policy requires the Company to recover erroneously awarded compensation that was awarded, earned, vested or paid based in whole or in part on the attainment of a financial reporting measure during the three completed fiscal years immediately preceding the date on which the Company was required to prepare an accounting restatement. The amount recoverable is the compensation paid or payable in excess of the amount that would have been paid or payable based on the restated financial results, computed without regard to any taxes paid. A copy of the Incentive-Based Compensation Recoupment Policy is available in the Investor Relations section of ChoiceOne's website at www.choiceone.bank.
Insider Trading Policy
Our insider trading policy prohibits any director, officer or employee of the Company and their immediate family members from trading securities while in the possession of material nonpublic information or from communicating (tipping) material nonpublic information to any other person. With respect to any director, Section 16 officer, and certain other designated employees (“Covered Persons”), the policy additionally requires such Covered Persons to obtain pre-clearance of all transactions in the Company’s securities and prohibits Covered Persons from trading during blackout periods. The policy also prohibits Covered Persons from engaging in short-term trading, short sales, options trading, trading on margin, or hedging our common stock.
Board Meetings and Attendance
During 2023, the ChoiceOne Board of Directors held 12 regular meetings and one special meeting. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the periods that they served.

Annual Meeting Attendance
ChoiceOne expects all of its directors to attend its annual meeting of shareholders. All directors attended the 2023 annual meeting.
Communicating with the Board of Directors
Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Adom J. Greenland, Chief Financial Officer and Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable member(s) of the Board of Directors.
Human Capital Management
At December 31, 2023, ChoiceOne had a total of 385 employees, including 64 part-time employees and of which approximately 284 are women. The full-time equivalent of total employees at December 31, 2023, was 372.8. As a financial institution, approximately 67% of ChoiceOne's employees are employed at our branch and loan production offices, 32% at our main offices, and another 1% are employed at our wealth management offices. The success of our business is highly dependent on our employees, who provide value to our customers and communities through their dedication to our mission. ChoiceOne's employees are not represented by any collective bargaining group. Management considers ChoiceOne's employee relations to be good.
ChoiceOne believes that its ability to attract and retain employees is a key to its success. Accordingly, ChoiceOne strives to offer competitive salaries and employee benefits to all employees. Management monitors salaries in our market areas and retains the assistance of professional consultants in the assessment, selection, and administration of our employee benefit offerings. At December 31, 2023, 20% of ChoiceOne's current staff had been with ChoiceOne for 15 years or more.
ChoiceOne encourages and supports the growth and development of its staff. ChoiceOne seeks to fill positions by promotion and transfer from within the organization whenever possible. ChoiceOne provides customized training for new, front line customer service staff and we encourage and support the enhancement of professional and technical skills through seminars, courses and conferences primarily sourced through state and national banking associations and affiliates. Career development is achieved through internally developed training courses and specialty banking education using universities that offer Banking Management programs.
ChoiceOne's Board of Directors and management strive to hire, train, and develop a diverse workforce. ChoiceOne believes that doing so enables the Bank to better meet the financial needs of the diverse members of the communities we serve. ChoiceOne recognizes that all employees should feel a sense of belonging where they work and that collaboration among employees of diverse backgrounds improves the day-to-day experience of all our employees and exemplifies our Mission to provide superior service and advice, and to show utmost respect to everyone we meet.
On an ongoing basis, ChoiceOne promotes the health and wellness of our associates by strongly encouraging work-life balance and sponsoring an online wellness program that provides daily tips, encourages healthy competitions, and suggests various ways to incorporate healthy habits into their daily routines.
Commitment to Community
ChoiceOne remains committed to supporting and serving the communities in which we live and work through our ongoing charitable donations, event sponsorships and generous employee volunteerism. ChoiceOne employees working across the state show up every day with compassion and confidence to offer financial solutions to the individuals, families, farmers, and businesses in our communities, and act as ambassadors to volunteer their time and make a difference in our neighborhoods and communities.

Ownership of ChoiceOne Common Stock
Ownership of ChoiceOne Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2023, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Greg L. Armock	10,679.7151	36,844.6554	—	47,524.3705	*
Keith D. Brophy	7,556.0000	8,451.5145	—	16,007.5145	*
Michael (Mike) J. Burke, Jr.	1,000.0000	5,054.5348	—	6,054.5348	*
Harold J. Burns	—	16,845.8307	—	16,845.8307	*
Eric (Rick) E. Burrough(3)	142,904.0000	—	—	142,904.0000	1.89%
Curt E. Coulter	7,779.6335	—	—	7,779.6335	*
Bruce John Essex, Jr.	—	236,278.0000	—	236,278.0000	3.13%
Jack G. Hendon	14,342.0070	7,344.7167	—	21,686.7237	*
Bradley A. Henion	2,226.8924	—	4,773.0000	6,999.8924	*
Gregory A. McConnell	—	28,621.0000	—	28,621.0000	*
Bradley F. McGinnis	21,697.0000	—	—	21,697.0000	*
Roxanne M. Page	2,152.7237	5,097.4488	—	7,250.1725	*
Kelly J. Potes	3,000.0000	31,091.1468	—	34,091.1468	*
Michelle M. Wendling	—	4,424.0000	—	4,424.0000	*
All directors, nominees for director and executive officers as a group	213,337.9717	380,052.8477	4,773.0000	598,163.8194	7.92%
*	Less than 1%
(1)
The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)	Of the shares held by Mr. Burrough, 128,260 shares were pledged as security for loans with FDIC-insured depository institutions as permitted by ChoiceOne's anti-hedging and pledging policy.
Non-Employee Director Stock Ownership Guidelines
In 2024, ChoiceOne's Bank Director Responsibility Policy was amended to establish non-employee director stock ownership guidelines. Under the policy, each non-employee director is expected to acquire and continue to own at least 5,000 shares of the Company’s common stock. The shares that qualify for the minimum stock ownership level include owned shares (which include shares over which the director has sole voting and dispositive power and shared voting and dispositive power) and shares held through the Company’s Director Stock Purchase Plan. Each non-employee director is expected to achieve the target ownership level within five years of becoming a director. Current directors are expected to achieve the target ownership level within five years of the adoption of this policy. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

Security Ownership of Certain Beneficial Owners
The following table sets forth the number of shares of ChoiceOne common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of ChoiceOne’s outstanding shares of common stock as of December 31, 2023.
Name of Beneficial Owner	Sole Voting Power	Shared Dispositive Power	Shares Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
Blackrock, Inc. 50 Hudson Yards New York, NY 10001	398,787	406,601	0	406,601	5.4%
(1)	The percentage set forth in this column was calculated on the basis of 7,548,217 shares of common stock outstanding as of December 31, 2023.

Executive Compensation
Summary of Executive Compensation
The following table shows certain information concerning the compensation earned by each person who served as the Chief Executive Officer during the fiscal year ended December 31, 2023 and each of ChoiceOne's two most highly compensated executive officers (other than persons who served as Chief Executive Officer) who were serving as executive officers as of the fiscal year ended December 31, 2023 (together, the “named executive officers”).
	Summary Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Kelly J. Potes Chief Executive Officer of ChoiceOne and ChoiceOne Bank	2023	$468,000	$—	$94,068	$—	$125,424	$34,761	$722,253
	2022	$400,000	$—	$91,200	$—	$121,600	$33,406	$646,206
Michael (Mike) J. Burke, Jr. President of ChoiceOne and ChoiceOne Bank	2023	$355,000	$—	$47,570	$—	$83,248	$22,953	$508,771
	2022	$330,000	$—	$50,160	$—	$87,780	$20,281	$488,221
Bradley A. Henion Executive Vice President & Chief Lending Officer of ChoiceOne Bank	2023	$245,000	$—	$32,830	$—	$49,245	$9,525	$336,600
	2022	$225,000	$—	$27,790	$—	$55,580	$6,810	$315,180
(1)	Includes salary deferred under the ChoiceOne Bank 401(k) plan, described below.
(2)
The values of all stock awards reported in this column, which represent stock awards earned in the applicable year and granted in the subsequent year, were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 15 to the Company's 2023 consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Stock awards consist of awards of time-based restricted stock units, which will vest in full on the three-year anniversary of the grant date, and performance-based restricted stock units, which will vest upon satisfaction of the relevant performance metric (five-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (75%) levels and completion of a five-year service period. Any restricted stock units that vest will be converted to shares of Company common stock on a one-for-one basis. Restricted stock units that do not vest will be forfeited and the named executive officer will receive no shares of Company common stock attributable to the forfeited units. A holder of restricted stock units has no rights as a shareholder of the Company until such time as restricted stock units vest and convert into shares of Company common stock. The value of the stock awards reported in this column assumes that the performance-based restricted stock units vest at the target level of performance. Assuming achievement of the highest possible level of performance, the value of the total stock awards for the year ended December 31, 2023 for Mr. Potes, Mr. Burke, and Mr. Henion is $105,827, $53,516, and $36,934, respectively.

(3)	Reflects the dollar value of non-equity incentive plan compensation earned during 2023 and 2022.
(4)
Amounts reflected in “All Other Compensation” include, as applicable, the reporting person's car allowance, group term life insurance premiums, HSA employer contributions, and 401(k) matching contributions.

2023 Incentive Plan
ChoiceOne's 2023 Incentive Plan is designed to align executive officer compensation with a “pay for performance” model by tying compensation to the achievement of certain company performance metrics, such as earnings per share, asset growth, return on assets and asset quality, while at the same time discouraging excessive risk-taking. The 2023 Incentive Plan provided for the grant of short-term annual cash awards and the grant of long-term equity awards in the form of restricted stock units, in each case in amounts based on achievement of certain historical Company performance metrics such as asset growth, return on assets and asset quality. Time-based restricted stock units granted under the 2023 Incentive Plan vest in full upon completion of a three-year service period. Performance-based restricted stock units granted under the 2022 Incentive Plan vest in full upon satisfaction of the relevant performance metric (five-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (75%) levels and completion of a five-year service period. No performance-based restricted stock units will vest below the threshold level.

Incentive targets were set to deliver competitive pay relative to the market and peer group data. The targets as a percentage of salary for each of ChoiceOne's named executive officers for 2023 were as follows:
	Cash Award	Restricted Stock Units
Kelly J. Potes	40%	30%
Michael (Mike) J. Burke Jr.	35%	20%
Bradley A. Henion	30%	15%
Employment Agreements
Kelly J. Potes entered into an employment agreement on September 30, 2019, effective as of October 1, 2019 (the “Potes Employment Agreement”), pursuant to which Mr. Potes will serve as the Chief Executive Officer of ChoiceOne. Michael (Mike) J. Burke, Jr., entered into an employment agreement with ChoiceOne effective as of October 1, 2019 (the “Burke Employment Agreement”), pursuant to which Mr. Burke was appointed the President of ChoiceOne.
The terms of the Potes Employment Agreement and Burke Employment Agreement (together, the “Agreements”) are substantially similar. Under each Agreement, in the event of ChoiceOne's termination of Mr. Potes or Mr. Burke, as applicable (the “Executive”), without cause, or by the Executive for good reason (each as defined in the Agreements), the Executive will be entitled to continued salary for two years and monthly health care continuation payments for 12 months or until the commencement of new employment. In the event of a change of control and a qualifying termination within six months before or three years after the change in control (excluding the Merger), the Executive will be entitled to a lump-sum cash payment equal to three times their then-current base salary and monthly health care continuation payments for 12 months or until the commencement of new employment. If any payment to be received by the Executive following a change in control is determined to constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Code, ChoiceOne will act in good faith to mitigate the impact of Section 280G of the Code such that no “parachute payment” will result. To the extent this effort is unsuccessful, ChoiceOne will reduce the amount of such payment to ensure that the total payments to the applicable Executive do not exceed 2.99 times the Executive's “base amount” as defined in Section 280G(b)(3) of the Code.
The Agreements contain provisions related to non-solicitation and non-competition that generally preclude the Executive, during his time of employment and for a period of 24 months thereafter, from engaging in activities competitive with ChoiceOne in any county in which ChoiceOne or its affiliates has a branch office or loan production office or in any contiguous counties, and from diverting from ChoiceOne any trade or business with any customer or supplier with whom the Executive had contact during his employment, subject to certain conditions and exceptions. The Agreements also require the Executive to maintain the confidentiality of non-public information with respect to ChoiceOne and its affiliates.
Pursuant to the Agreements, for 2021 and beyond, the annual salaries of each of Mr. Potes and Mr. Burke are subject to annual review and adjustment in accordance with ChoiceOne's normal procedures. Mr. Potes and Mr. Burke are eligible to participate in ChoiceOne's bonus programs and equity-based compensation programs.
The foregoing description of the Burke Employment Agreement and the Potes Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Burke Employment Agreement, which is filed as Exhibit 10.7 to ChoiceOne's Pre-Effective Amendment No. 2 to Form S-4 filed August 5, 2019, and the Potes Employment Agreement, which is filed as Exhibit 10.2 to ChoiceOne's Current Report on Form 8-K filed October 1, 2019.
401(k) Plan
The ChoiceOne Bank 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”).
The purpose of the 401(k) plan is to permit employees of ChoiceOne Bank, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, ChoiceOne Bank may contribute discretionary matching or profit-sharing payments to the 401(k) plan. If ChoiceOne Bank contributes any matching contributions, those contributions are immediately vested. If ChoiceOne Bank contributes profit-sharing payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's service. ChoiceOne Bank has generally made a contribution to the 401(k) plan each year. A discretionary match was made for 2023.

Outstanding Performance Stock Units
In January 2024, the Board of Directors approved modifications to outstanding performance stock units awarded to named executive officers in 2022 and 2023. The modifications included extending the performance and vesting periods from three years to five years.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding equity awards for each named executive officer as of December 31, 2023.
	Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Restricted Stock Awards		Performance Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Kelly J. Potes					2,571(1)	$75,330
					1,973(2)	$57,809
					1,572(3)	$46,060
							1,972(4)	$57,780
							1,573(5)	$46,089
Michael (Mike) J. Burke, Jr.					1,661(1)	$48,667
					1,329(2)	$38,940
					865(3)	$25,345
							1,329(4)	$38,940
							865(5)	$25,345
Bradley A. Henion	120	—	$21.13	12/16/2025
	1,653	—	$20.86	4/15/2027
	1,500	—	$25.65	6/1/2028
	1,500	—	$27.25	4/30/2029
					647(1)	$18,957
					616(2)	$18,049
					479(3)	$14,035
							615(4)	$18,020
							479(5)	$14,035
(1)	Time-based restricted stock units granted April 5, 2021 will vest on April 15, 2024.
(2)	Time-based restricted stock units granted February 15, 2022 will vest on April 30, 2025.
(3)	Time-based restricted stock units granted April 30, 2023 will vest on April 30, 2026.
(4)
ChoiceOne granted performance stock units on February 15, 2022 to a select group of employees under the Stock Incentive Plan of 2012. These performance stock units vest on the five-year anniversary of the grant date based on earnings per share growth rate from the date of the grant. Shares can vest at a rate of 125%, 100%, 75%, or 0% based on the growth rate achieved over the five-year time frame.

(5)
ChoiceOne granted performance stock units on April 30, 2023 to a select group of employees under the Stock Incentive Plan of 2022. These performance stock units vest on the five-year anniversary of the grant date based on earnings per share growth rate from the date of the grant. Shares can vest at a rate of 125%, 100%, 75%, or 0% based on the growth rate achieved over the five-year time frame.

Director Compensation
The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.
	Director Compensation
Name	Fees Earned or Paid in Cash(1)	Stock Awards(4)	Total
Greg L. Armock	$36,500	$10,000	$46,500
Keith D. Brophy	35,500	10,000	45,500
Michael (Mike) J. Burke, Jr.	—	—	—
Harold J. Burns	35,500	10,000	45,500
Eric (Rick) E. Burrough	34,000	10,000	44,000
David J. Churchill(2)	36,250	10,000	46,250
Curt E. Coulter	34,000	10,000	44,000
Bruce John Essex, Jr.	34,000	10,000	44,000
Jack G. Hendon	44,000	10,000	54,000
Gregory A. McConnell	35,500	10,000	45,500
Bradley F. McGinnis	34,000	10,000	44,000
Nels W. Nyblad(3)	17,000	5,000	22,000
Roxanne M. Page	36,500	10,000	46,500
Kelly J. Potes	—	—	—
Michelle M. Wendling	35,500	10,000	45,500
(1)
Directors may elect to defer fees otherwise payable in cash and instead receive payment in the form of ChoiceOne common stock pursuant to the Directors Stock Purchase Plan described in the narrative below. For 2023, Messrs. Armock, Burns, Burrough, McGinnis, and Nyblad elected to receive 100% of their fees in the form of ChoiceOne stock, Messrs. Brophy and Coulter received 50% of their fees in the form of ChoiceOne stock, and Churchill and Wendling received 25% of their fees in the form of ChoiceOne stock.

(2)	Mr. Churchill resigned from the Board of Directors on October 22, 2023 in accordance with ChoiceOne’s retirement policy for members of the Board of Directors.
(3)	Mr. Nyblad resigned from the Board of Directors on June 28, 2023 in accordance with ChoiceOne’s retirement policy for members of the Board of Directors.
(4)	Messrs. Burke and Potes have 3,855 and 6,116 stock awards outstanding, respectively, as of December 31, 2023. None of the other directors had stock awards outstanding as of December 31, 2023.
Director Compensation
During 2023, ChoiceOne compensated its non-employee directors with an annual retainer of $34,000 and $10,000 in stock awards. ChoiceOne compensated its Chairman of the Board with an additional $10,000. ChoiceOne compensated its Committee Chairpersons in cash awards as follows: $2,500 for the Audit Committee Chairperson, $1,500 for the Personnel and Compensation Committee Chairperson, and $0 for the Governance and Acquisition Committee Chairperson. ChoiceOne Bank compensated its Committee Chairpersons as follows: $2,500 for the Loan Committee Chairperson, $1,500 for the Risk Committee Chairperson, $1,500 for the Wealth Management Committee Chairperson, and $1,500 for the Information Technology Committee Chairperson.
Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each stock purchase date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock on the last day of the month preceding the stock purchase date.
Neither Mr. Potes nor Mr. Burke received compensation for his service as a director of ChoiceOne or its subsidiaries.
Potential Payments Upon Termination or Change in Control
Pursuant to the Employment Agreements between ChoiceOne and each of Kelly J. Potes and Michael (Mike) J. Burke, Messrs. Potes and Burke may be entitled to certain severance benefits following a termination or change in control, as described above under the heading “Employment Agreements,” which description is here incorporated by reference.

ChoiceOne has granted certain equity awards pursuant to the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022 that are subject to accelerated vesting upon a change in control of ChoiceOne.
The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2023. No named executive officer is entitled to any payments or benefits in the event of a change in control absent a qualifying termination.
Triggering Event and Payments/Benefits	Kelly J. Potes	Michael J. Burke, Jr.	Bradley A. Henion
Change in Control(1)(2)	$1,599,633	$1,194,386	$51,041
Death(3)(4)	$580,203	$427,433	$275,829
Disability or Retirement(4)	$112,203	$72,433	$30,829
(1)
Pursuant to the Employment Agreement between ChoiceOne and each of Mr. Potes and Mr. Burke (as applicable, the “Executive”), the Executive will receive severance benefits in the event of a Change in Control (as defined in the Employment Agreement) and a qualifying termination within six months before or three years after the change in control in the form of a lump-sum cash payment equal to three times the Executive's then-current base salary and monthly health care continuation payments for twelve months or until the commencement of new employment. The payments to each Executive under his Employment Agreement after a Change in Control are limited by Section 280G of the Code. The amount shown in the table for each Executive reflects this limitation.

(2)
In accordance with the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022, all outstanding unvested equity awards and stock options shall become immediately fully vested upon a change in control. The amount shown includes the value of accelerated vesting of restricted stock units and stock options.

(3)
ChoiceOne Bank has obtained bank-owned life insurance on certain key executives. Under ChoiceOne Bank's policies, if Mr. Potes, Mr. Burke or Mr. Henion die while still working for ChoiceOne Bank, his respective estate will receive compensation.

(4)
In accordance with the Stock Incentive Plan of 2012 and the Equity Incentive Plan of 2022, restrictions on all outstanding unvested restricted stock units will be removed on a pro rata basis equal to the total number of such awards multiplied by the number of full months elapsed since grant date divided by the total number of full months in the respective restricted period upon death, disability, or retirement.

Pay versus Performance Table
Pay Versus Performance Year(1)	Summary compensation table total for PEO	Compensation actually paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO named executive officers	Average Compensation Actually Paid to non-PEO named executive officers(1)(2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return	Net Income
2023	$722,253	$715,362	$422,686	$417,862	$107.40	$21,261,000
2022	$646,206	$678,579	$401,701	$428,680	$102.02	$23,640,000
2021	$662,327	$617,068	$413,726	$389,228	$89.15	$22,042,000
(1)	For each of the years presented above, our PEO was Mr. Potes, and our Non-PEO NEOs were Mr. Burke and Mr. Henion.
(2)	The table below details amounts deducted and added to calculate Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the Non-PEO NEOs.
	PEO			Average for Non-PEO NEOs
	2023	2022	2021	2023	2022	2021
Total compensation per Summary Compensation Table (“SCT”)	$722,253	$646,206	$662,327	$422,686	$401,701	$413,726
Less the value of stock grants reported in the SCT, respectively	$94,068	$91,200	$104,500	$40,200	$38,975	$51,506
Plus year-end value of stock grants awarded in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year	$92,148	$114,405	$68,106	$39,378	$56,391	$30,569
Plus the change in fair value of prior year awards that are outstanding and unvested as of the end of the covered fiscal year	$1,955	$10,098	$(8,865)	$465	$10,494	$(3,561)
Plus the change in fair value as of the vesting date of prior year awards that vested at the end of or during the covered fiscal year	$(6,926)	$(930)	—	$(4,467)	$(930)	—
Compensation actually paid for year shown	$715,362	$678,579	$617,068	$417,862	$428,680	$389,228
Relationship Between Compensation Actually Paid and Performance Measures
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Cumulative Total Shareholder Return (TSR). From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 10% and 10%, respectively, compared to a 14% increase in our TSR over the same time period. From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 5% and decreased by 3%, respectively, compared to a 5% increase in our TSR over the same time period.
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 10% and 10%, respectively, compared to a 7% increase in our Net Income over the same time period. From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 5% and decreased by 3%, respectively, compared to a 10% decrease in our Net Income over the same time period.

Audit Committee Report
The Audit and Compliance/CRA Committee (“Audit Committee”) reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the internal controls over financial reporting. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2023 included in the 2023 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
The Audit Committee has also reviewed with ChoiceOne's independent auditors – who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles – the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.
After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2023 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,

Roxanne M. Page (Chair)
Keith D. Brophy
Jack G. Hendon
Gregory A. McConnell
Bradley F. McGinnis

Related Matters
Transactions with Related Persons
Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with ChoiceOne Bank in the ordinary course of business between January 1, 2023 and December 31, 2023. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. None of these loan relationships presently in effect were in default as of the date of this proxy statement.
The Audit Committee is responsible for the review and approval of any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K).
Independent Registered Public Accounting Firm
Plante & Moran, PLLC (“Plante Moran”) has been selected to serve as ChoiceOne's independent auditors for the year ending December 31, 2024. Plante Moran also served as ChoiceOne's independent auditors for 2023.
Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.
The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.
The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.
Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2023 and 2022 were pre-approved pursuant to this policy.
Audit Fees. ChoiceOne paid to Plante Moran $302,500 during 2023 and $326,155 during 2022 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.
Audit-Related Fees. ChoiceOne paid to Plante Moran $18,000 during 2023 and $27,500 during 2022 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under “Audit Fees” above.
Tax Fees. ChoiceOne paid to Plante Moran $0 during 2023 and $17,000 during 2022 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.
All Other Fees. ChoiceOne paid no other fees to Plante Moran during 2023 and 2022.
Shareholder Proposals
If you would like a proposal to be presented at the 2025 Annual Meeting of Shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8.

ChoiceOne must receive your proposal by December 14, 2024 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2025 Annual Meeting of Shareholders must be submitted in accordance with ChoiceOne's Bylaws and must be received by ChoiceOne by December 21, 2024.
Householding
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered shareholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Form 10-K Report Available
ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Adom Greenland, Chief Financial Officer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.
P.O. BOX 186
SPARTA, MI 49345-0186

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 28, 2024 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COFS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 28, 2024 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40292-P05866

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHOICEONE FINANCIAL SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Harold J. Burns
02) Curt E. Coulter, D.O.
03) Gregory A. McConnell
04) Bradley F. McGinnis
05) Roxanne M. Page

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 29, 2024:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

V40293-P05866

CHOICEONE FINANCIAL SERVICES, INC.
Annual Meeting of Shareholders
May 29, 2024 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Adom J. Greenland, Jack G. Hendon and Kelly Potes, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CHOICEONE FINANCIAL SERVICES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 29, 2024, by live webcast at www.virtualshareholdermeeting.com/COFS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the shares represented by this proxy will be voted FOR all director nominees and FOR Proposals 2 and 3 and in their discretion on any other matters that may properly come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting.

Continued and to be signed on reverse side